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                                                                     Exhibit 2.2


                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement") is dated May 12, 2000, by and among SOFTLOCK.COM, INC., a Delaware corporation ("SoftLock"), CHILI PEPPER, INC., a Massachusetts corporation ("Seller"), and MCGUIRE, WOODS, BATTLE & BOOTHE LLP, as escrow agent ("Escrow Agent"). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated May 12, 2000 by and among SoftLock, Seller, Leighton Collis and Alex Morrow (the "Purchase Agreement").

                                   BACKGROUND

         As contemplated by the parties to the Purchase Agreement, SoftLock will acquire certain of the assets of Seller on the Closing Date. Seller will receive Transaction Shares (shares of SoftLock common stock, par value $.01 per share) pursuant to the terms and conditions of the Purchase Agreement.

         On the Closing Date, as collateral security for any breach by Seller or either of the Stockholders of any term, condition, representation, warranty, covenant or indemnity under or provided by the Purchase Agreement, SoftLock will deliver the Escrow Shares (defined below) to the Escrow Agent to be held by the Escrow Agent and disposed of in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. As used in this Agreement, the following defined terms shall have the meanings indicated below:

         "Claims" means claims, liabilities, losses, actions, suits, or proceedings at law or in equity, or any other expense, fees or charges of any character or nature.

         "Closing Date" has the meaning ascribed to it in Section 3.2 of the Purchase Agreement.

         "Demand of Delivery" has the meaning ascribed to it in Section 2.3 hereof.

         "Escrow Agent" has the meaning ascribed to it in the forepart of this Agreement.

         "Escrow Shares" means 36,242 shares of SoftLock Common Stock.


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         "Objection to Delivery" has the meaning ascribed to it in Section 2.3 hereof.

         "Seller" has the meaning ascribed to it in the forepart of this Agreement.

         "Set Aside Shares" has the meaning ascribed to it in Section 2.3 hereof.

         "SoftLock" has the meaning ascribed to it in the forepart of this Agreement.

         "Transaction Shares" has the meaning ascribed to it in Section 2.5 of the Purchase Agreement.

         SECTION 1.2 INTERPRETATION. As used in this Agreement, the word "including" means without limitation; the word "or" is not exclusive; and the words "herein", "hereof', "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Any reference to any applicable law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context otherwise requires. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. Unless the context otherwise requires, references herein:
(i) to Articles and Sections mean the Articles and Sections of this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified through the date hereof unless the context otherwise requires and thereafter from time to time to the extent permitted by this Agreement. The titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

                                   ARTICLE II
                           TREATMENT OF ESCROW SHARES

         SECTION 2.1 DELIVERY OF ESCROW SHARES TO ESCROW. On the Closing Date, SoftLock agrees to deliver share certificate(s) evidencing the Escrow Shares to the Escrow Agent immediately upon delivery of the Transaction Shares at Closing.

         SECTION 2.2 TREATMENT OF ESCROW SHARES. The Escrow Agent shall hold the Escrow Shares in accordance with the terms hereof at its place of business located at Seven St. Paul Street, Suite 1000, Baltimore, Maryland 21202 or any other place of business of the Escrow Agent within the State of Maryland.

         SECTION 2.3 RELEASE OF ESCROW SHARES.

                  (a) At any time prior to one (1) year after the Closing Date, if SoftLock shall be of the opinion that it is entitled to make a claim to all or any part of the Escrow Shares pursuant to the terms and conditions of the Purchase Agreement, it shall deliver to the Escrow Agent a demand in writing to deliver Escrow Shares (a "Demand for Delivery"), together with a concise written explanation of the ground or grounds for such Demand for Delivery as well as the amount in controversy with respect to such claim (the "Amount in Controversy"), such demand to be made in good faith. Upon receipt of the Demand for Delivery, the Escrow Agent



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shall reasonably promptly submit the certificates evidencing the Escrow Shares to SoftLock's transfer agent and request that the transfer agent cancel such certificates and issue in lieu thereof certificates in such denominations as the Escrow Agent shall request. After receipt by the Escrow Agent from SoftLock's transfer agent of such new certificates evidencing the Escrow Shares in the requested denominations, the Escrow Agent shall set aside a number of Escrow Shares that are equal in value to the Amount in Controversy (such Escrow Shares being referred to herein as the "Set Aside Shares"). The Escrow Agent shall, reasonably promptly after receipt of the Demand for Delivery, notify Seller that it has received a Demand for Delivery and it shall deliver a copy of the Demand for Delivery to Seller. If Seller is of the opinion that SoftLock is not entitled to such Set Aside Shares under the terms and provisions of the Purchase Agreement, Seller shall deliver to the Escrow Agent, within twenty (20) days of receipt of the Demand for Delivery from the Escrow Agent, a written objection to delivery (the "Objection to Delivery") together with a concise written explanation of the ground or grounds for such Objection to Delivery, such objection to be made in good faith. If Escrow Agent receives an Objection to Delivery within the time prescribed herein, Escrow Agent shall continue to hold the Set Aside Shares until delivery pursuant to Section 2.3(b). The Escrow Agent shall reasonably promptly deliver a copy of any Objection to Delivery so received to SoftLock. If the Escrow Agent does not receive an Objection to Delivery from Seller within ten (10) days of delivery of the Demand for Delivery, the Escrow Agent shall promptly thereafter deliver the Set Aside Shares to SoftLock and thereupon the Escrow Agent shall be relieved of all obligations and released from all liability with respect to such transactions. Nothing herein contained shall prevent SoftLock from making more than one claim and/or Demand for Delivery within the period of time permitted therefore under the Purchase Agreement. The Escrow Agent shall release to Seller all or such part of the Escrow Shares as to which no Demand for Delivery shall have been made within one (1) year after the Closing Date, reasonably promptly thereafter, and thereupon the Escrow Agent shall be relieved of all obligations and released from all liability with respect to such transactions.

                  (b) If the Escrow Agent shall receive an Objection to Delivery in the manner and within the prescribed time provided in Section 2.3(a), then the Escrow Agent shall continue to hold the Set Aside Shares set forth therein in escrow under the terms and conditions hereof, until the earlier of: (i) receipt by the Escrow Agent of a statement signed by all parties hereto, directing the Escrow Agent to deliver such Set Aside Shares and instructing the Escrow Agent how and to whom delivery should be made, in which event the Escrow Agent shall deliver such Set Aside Shares in the manner and to the person or party instructed by such parties, (ii) receipt by the Escrow Agent of a final judgment, order or decree from a court of competent jurisdiction instructing the Escrow Agent as to the manner and to whom such Set Aside Shares should be delivered, and the lapse of any time for the taking of an appeal or petition to a higher court for a writ of certiorari therefrom, in which event the Escrow Agent shall deliver such Set Aside Shares in the manner and to the person or party required by such final judgment, order or decree, or (iii) the filing by the Escrow Agent of an action for interpleader in a court of competent jurisdiction pursuant to applicable Delaware law or any interpleader provision of any other state, and tender into such court of such Set Aside Shares by the Escrow Agent. Upon disposition of the Set Aside Shares by the Escrow Agent pursuant to clause (i), clause (ii), or clause (iii) of the preceding sentence, the Escrow Agent shall be relieved and released of all liability and obligation with respect to such Set Aside Shares.


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                  (c) Notwithstanding the foregoing, in lieu of the Escrow
Agent's delivery of the Set Aside Shares, Seller shall have the right to pay the Escrow Agent the Amount in Controversy in immediately available funds. Upon payment of the Amount in Controversy to the Escrow Agent, the Escrow Agent shall release the Set Aside Shares. The Escrow Agent shall hold all remaining Escrow Shares (the "Balance Escrow Shares") in accordance with the terms of the this Agreement as security pending the final determination of all such claims, Actions or Proceedings, and the Balance Escrow Shares shall be cancelled in satisfaction of any amounts to which SoftLock becomes entitled in respect of any such claim; provided, however, that Seller shall be entitled to pay the Escrow Agent such amounts in excess of the Amount in Controversy in immediately available funds and upon such payment the Escrow Agent shall release the Balance Escrow Shares to Seller.

                                  ARTICLE III
                                  ESCROW AGENT

         SECTION 3.1 ESCROW AGENT'S ACTIONS. The Escrow Agent may act in reliance upon any writing or instrument or signature (including facsimile) which it, in good faith, believes to be genuine, and may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized so to do.

         SECTION 3.2 ESCROW AGENT'S DUTIES. The Escrow Agent's duties hereunder shall be limited to the safekeeping of the Escrow Shares and the disposition of the same in accordance with the terms of the Purchase Agreement and the terms hereof. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

         SECTION 3.3 INDEMNIFICATION OF ESCROW AGENT.

                  (a) SoftLock and Seller, jointly and severally, hereby agree to indemnify the Escrow Agent and hold it harmless from any and all Claims, which it may incur or with which it may be threatened by reason of its acting as the Escrow Agent under this Agreement, and in connection therewith, to indemnify the Escrow Agent against any and all expenses including attorneys' fees and the cost of bringing or defending any action, suit or proceeding including, but not limited to, an action for interpleader or advancing or resisting any claim, provided, that no such indemnification shall be applicable with regard to Claims resulting from the Escrow Agent's bad faith, gross negligence or willful misconduct. All expenses, fees or charges, including reasonable attorneys' fees, so incurred, shall at the Escrow Agent's option, constitute a lien on the Escrow Shares to the extent such expenses, fees or charges are incurred. Notwithstanding the foregoing, the Escrow Agent confirms that no charges will be applicable regarding its service as the Escrow Agent unless a dispute, whether or not resulting in litigation, arbitration or otherwise, arises between the parties, in which case Escrow Agent shall bill both parties at its standard rates for legal services.

                  (b) If the parties hereto shall be in disagreement about the interpretation of this Agreement, or about their rights and obligations hereunder, or the propriety of any action



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contemplated by the Escrow Agent hereunder, any party hereto may, at its discretion, file an action in a court of competent jurisdiction to resolve such disagreement. In the event of an action culminating in the entry of a final judgment, order or decree, the party prevailing in such action shall be entitled to recover its costs from the other party. The Escrow Agent, however, shall be indemnified, jointly and severally, by SoftLock and Seller for all costs, including reasonable attorneys' fees, in connection with any such action, in accordance with the provisions of this Section 3.3 hereof, and shall be fully protected in suspending all or a part of its actions under this Agreement until a final judgment, order or decree in the action is received.

         SECTION 3.4 LIABILITY OF ESCROW AGENT. The Escrow Agent shall not be liable for any mistakes of fact, or errors of judgment, or for any acts or omission of any kind unless caused by the bad faith, willful misconduct or gross negligence of the Escrow Agent. Without limiting the foregoing, Escrow Agent shall not be liable for taking any action which is dependent or conditioned upon the taking of any action by any person or entity other than the Escrow Agent including, without limitation, SoftLock's transfer agent.

         SECTION 3.5 RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign upon ten (10) days written notice to the parties to this Escrow Agreement and shall appoint a successor escrow agent, who shall be reasonably acceptable to SoftLock and Seller, during such notice period. If a successor escrow agent is not appointed within such period, the Escrow Agent may petition a court of competent jurisdiction to name a successor. The costs of such action shall be paid by SoftLock and Seller, on an equal basis, and shall be subject to the indemnification provisions of Section 3.3 hereof.

                                   ARTICLE IV
                                  MISCELLANEOUS

         SECTION 4.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or delivered by a nationally recognized overnight courier service prepaid, to the parties at the following addresses or facsimile numbers:

            If to SoftLock, to:

              SoftLock.com, Inc.
              Five Clock Tower Place, Suite 440
              Maynard, Massachusetts 01754
              Attention:  Scott W. Griffith, President & Chief Executive Officer
              Telecopier:  978-461-5945

            If to Escrow Agent, to:



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              Michael L. Jennings, Esquire
              McGuire, Woods, Battle & Boothe LLP
              7 Saint Paul Street, Suite 1000
              Baltimore, Maryland 21202
              Telecopier:  410-659-4488

            If to Seller, to:

              Chili Pepper, Inc.
              77 Newbury Street
              Boston, Massachusetts 02116
              Attention:  Alex Morrow, President
                   and Leighton Collis
              Telecopier:  617-375-9696

            with a copy to:

              Michael Wolfson, Esquire
              277 Dorset Road
              Newton, Massachusetts 02468
              Telecopier:  347-412-6167

         SECTION 4.2 BINDING NATURE. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective personal representatives, successors and assigns.

         SECTION 4.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         SECTION 4.4 TERMINATION. This Agreement shall terminate and the Escrow Agent shall be discharged of all responsibility hereunder at such time as the Escrow Agent shall have completed its duties hereunder or resigned in accordance herewith.

         SECTION 4.5 ARBITRATION.

                  (a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitration panel consisting of three (3) persons, one (1) selected by SoftLock, one (1) selected by Seller and the third selected by mutual agreement of the first two (2) arbitrators selected, and judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  (b) The arbitration shall be held in Boston, Massachusetts.


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                  (c) All fees, costs and expenses (including reasonable
attorneys' fees and expenses) incurred by a party that prevails on any issue in any arbitration commenced hereunder or in any judicial proceeding seeking to enforce this Agreement to arbitrate disputes or seeking to enforce any order or award of any arbitration hereunder shall be assessed against the party or parties that do not prevail on such issue or issues.

         SECTION 4.6 GENDER. As used herein, the plural shall include the singular, the singular the plural, and the use of any gender shall be applicable to all genders.

         SECTION 4.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.


                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


WITNESS/ATTEST:                         SOFTLOCK.COM, INC.,
                                        a Delaware corporation


                                        By:  /s/ SCOTT W. GRIFFITH      [SEAL]
------------------------------             ----------------------------
                                             Scott W. Griffith
                                             President & Chief Executive Officer


                                        CHILI PEPPER, INC.,
                                        a Massachusetts corporation


                                        By:  /s/ ALEX MORROW           [SEAL]
------------------------------             ----------------------------
                                             Alex Morrow
                                             President



MCGUIRE, WOODS, BATTLE & BOOTHE LLP

By:
   --------------------------------



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